FORM 8-K
                            CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934


                  Date of Report:   July 8, 1997
                 (Date of earliest event reported)


                           RYMER FOODS INC.
            (Exact name of registrant as specified in its charter)


                  Delaware                          36-1343930
(State of Incorporation or Organization)        (I.R.S.  Employer
                                                Identification No.)


         4600 S. Packers Avenue, Suite 400, Chicago, Illinois 60609
   (Address  of  principal executive  offices)             (Zip Code)


                              (773) 927-7777
            (Registrant's telephone no., including area code)


                             NOT APPLICABLE
   (Former  name  or  former address, if changed  since  last report)




Item 3.     Bankruptcy or Receivership

      On July 8, 1997, Rymer Foods Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Along with the petition, Rymer also filed its Prepackaged Plan of Reorganization. The petition was filed in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division as Case No. 97B20714 and assigned to the Honorable Jack B. Schmetterer.

      Under the Prepackaged Plan, Rymer will implement a 25 into 1 reverse stock split and will issue up to 4,300,000 shares of new common stock to the holders of its senior notes and other unsecured creditors, its stockholders, and members of its senior management; and all senior notes will be eliminated. Immediately following consummation of the Prepackaged Plan, prior holders of the senior notes and other unsecured creditors will own 80% of the issued and outstanding new common stock, the prior stockholders will own 10%, and Rymer senior management will own 10% of Rymer. Rymer expects to obtain confirmation of the Prepackaged Plan and to complete the previously announced financial restructuring in late August, 1997.

      The existing directors and officers of Rymer, including Edward Hebert, a newly elected director, will continue to conduct Rymer's business, control its assets, and process confirmation of the Prepackaged Plan.

      In furtherance of the Prepackaged Plan, LaSalle National Bank has extended Rymer's credit facility through and including August 31, 1997.

      Rymer Foods Inc. is the holding company for Rymer Meat Inc. Rymer Meat is not a party to the voluntary petition and will not be affected by the filing or the Prepackaged Plan.


Item 7.(c)  Exhibits

     99.1 Rymer Foods Inc. News Release dated July 8, 1997.


                                             SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                               RYMER FOODS INC.



Date:   July 21, 1997                  By:    /s/ Edward  M. Hebert

                                              Edward M. Hebert
                                              Senior Vice President,
                                              Chief Financial Officer
                                              and Treasurer




99.1 Rymer Foods Inc. News Release dated July 8, 1997:

      RYMER FOODS INC. PROCEEDS WITH PREPACKAGED PLAN OF REORGANIZATION


July 8, 1997
FOR IMMEDIATE RELEASE

      Chicago, IL - Today Rymer Foods Inc. (OTCBB: RYMR) announced that it received the requisite approval of its senior noteholders and shareholders to confirm its proposed prepackaged Chapter 11 bankruptcy plan. The senior note exchange offer made by Rymer as an alternative financial restructuring plan did not receive the necessary noteholder response or shareholder vote to be implemented, although Rymer received strong support from noteholders and shareholders who had acted on the proposal.

      Today Rymer filed a voluntary Chapter 11 case in the United States Bankruptcy Court for the Northern District of Illinois to implement the Prepackaged Plan. Rymer's main operating subsidiary, Rymer Meat Inc., is not a party to the Chapter 11 case. Its operations will not be affected by the legal proceeding.

      Under the Prepackaged Plan, Rymer will implement a 25 into 1 reverse stock split and will issue up to 4,300,000 shares of new common stock, and all senior notes will be eliminated. Immediately following consummation of the Prepackaged Plan, prior holders of the senior notes will own 80% of the issued and outstanding new common stock, the prior shareholders will own 10%, and Rymer senior management will own the remaining 10% of the Company. Rymer expects to obtain confirmation of the Prepackaged Plan and to complete the previously announced financial restructuring in late August, 1997.

      "I am pleased with the support expressed by our noteholders and shareholders," stated Ed Schenk, Chairman and CEO of Rymer. "We are now in a position to complete the balance sheet restructuring that we began about 18 months ago. The strengthened balance sheet will enable Rymer to proceed with its business plan with confidence."

     At the annual meeting of stockholders held today, Edward M. Hebert, Vice President and Chief Financial Officer of Rymer was elected to the Board of Directors.

Rymer Foods is the holding company for Rymer Meat, a Chicago-based por-tion-control meat company which provides frozen, pre-seasoned meat and tailored programs to national mid-scale family restaurant chains and institutional foodservice providers.